Exhibit (a)(6)


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                                                      PRESS RELEASE
                                                      FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

November 28, 2001

         Offer to purchase Units of limited partnership interest (the "Units") in FJS PROPERTIES FUND I, L.P., a Delaware limited partnership (the "Partnership") extended through December 31, 2001.

         MP VALUE FUND 7, LLC; MP VALUE FUND 4, LLC; MP DEWAAY FUND, LLC; and PREVIOUSLY OWNED PARTNERSHIPS INCOME FUND, L.P. (the "Bidders") have extended the expiration date of their tender offer for Units of limited partnership interest in FJS PROPERTIES FUND I, L.P., a Delaware limited partnership (the "Partnership"). The Expiration date is hereby extended from December 7, 2001 to December 31, 2001. As of the date of this amendment a total of 45 Units had been tendered to the bidders by security holders and not withdrawn.

         For further information, contact Howard Kaplan at the above telephone number.